Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

iRobot Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$1,528,908,570.27 (1)(2)	0.00011020	$168,485.70 (3)

Fees Previously Paid	$1,754,698,617.12		$162,660.56 (4)

Total Transaction Valuation	$1,528,908,570.27

Total Fees Due for Filing			$168,485.70

Total Fees Previously Paid			$162,660.56 (4)

Total Fee Offsets			$162,660.56 (4)

Net Fee Due			$5825.164

(1)

In accordance with Exchange Act Rule 0-11, the maximum number of securities of iRobot Corporation (“iRobot”) to which this transaction applies is estimated, as of August 7, 2023, to be 29,545,541, which consists of (A) 27,696,213 outstanding shares of common stock, $0.01 par value per share, of iRobot (“Common Stock”); (B) 1,685,226 shares of Common Stock underlying outstanding Company RSU awards (as defined herein); (C) 155,916 shares of Common Stock underlying outstanding Company PSU awards (as defined herein) based on target level achievement; (D) 6,314 shares of Common Stock underlying outstanding Company DSU awards (as defined herein), entitled to receive consideration of $51.75 per share upon the effectiveness of the transaction; and (E) options to purchase 1,872 shares of Common Stock entitled to receive the consideration of $12.66 per share (the difference between $51.75 and the weighted average exercise price of $39.09 per share) in connection with the transaction.

(2)

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of August 7, 2023, based on the sum of (A) 29,543,669 shares of Common Stock (including 27,696,213 outstanding shares of Common Stock, 1,685,226 shares of Common Stock underlying outstanding Company RSU awards, 155,916 shares of Common Stock underlying outstanding Company PSU awards based on target level achievement, and 6,314 shares of Common Stock underlying outstanding Company DSU awards) multiplied by $51.75 per share; and (B) options to purchase 1,872 shares of Common Stock multiplied by $12.66 (the difference between $51.75 and the weighted average exercise price of $39.09 per share).

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00011020.

(4)	iRobot Corporation previously paid $162,660.56 upon the filing of its Schedule 14A on August 25, 2022 in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources

	Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed	Fee paid with fee offset source

Fee Offset Claims		PREM 14A	001-36414	August 25, 2022		$162,660.56

Fee Offset Sources	iRobot Corporation	PREM 14A	001-36414		August 25, 2022		$162,660.56